Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.65
FROM CONTINUING OPERATIONS IN SECOND QUARTER

LAKE FOREST, Ill., July 26, 2007 -- Brunswick Corporation (NYSE: BC) reported today net earnings from continuing operations of $0.65 per diluted share for the second quarter of 2007, compared with $0.99 per diluted share for the year-ago second quarter.  Net earnings from continuing operations for the second quarter of 2006 include a $0.06 per diluted share benefit from tax-related items.
“We are pleased with our second quarter results given the increasingly difficult economic environment in which consumers are deferring expenditures for large ticket discretionary items, a factor affecting retail demand for marine products in the United States,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “Double-digit sales growth in marine products in non-U.S. markets, boat parts and accessories and commercial fitness equipment helped to offset a 10 percent decline in marine product sales in the United States.”

Second Quarter Results
           For the quarter ended June 30, 2007, overall net sales decreased slightly to $1,522.9 million, down from $1,543.1 million a year earlier.  Operating earnings declined to $89.3 million compared with $138.2 million in the year-ago quarter, and operating margins were 5.9 percent, down from 9.0 percent.  Net earnings from continuing operations totaled $58.9 million, or $0.65 per diluted share, down from $94.5 million, or $0.99 per diluted share, for the second quarter of 2006.  In the second quarter of 2006, the company recorded a tax benefit of $0.06 per diluted share.  Debt-to-total capital was 27.4 percent at quarter end as compared with 26.2 percent a year earlier, and cash totaled $278.8 million.
“Lower wholesale unit shipments across our marine portfolio, coupled with lower fixed-cost absorption on reduced production and additional funds for retail and dealer promotional support were the primary drivers behind the reduction in operating earnings,” McCoy said.
The company said that during the second quarter of 2007, it acquired 1.6 million shares of its common stock for $53.8 million.  Including stock purchases made subsequent to quarter end, 3.0 million shares have been acquired year-to-date for $100.3 million.  The company said it has approximately $266 million remaining under a $500 million repurchase authorization approved by its Board of Directors in 2006.  Diluted shares outstanding averaged 91.0 million in the second quarter of 2007, down from 95.5 million for the second quarter of 2006.

Discontinued Operations
For the second quarter of 2007, the company had net earnings from discontinued operations of $0.4 million, or $0.00 per diluted share, compared with a loss of $11.3 million, or $0.12 per diluted share, for the same period in 2006.  During the second quarter of 2006, the company announced its decision to sell substantially all of its Brunswick New Technologies (BNT) business unit.
Earlier this month, Brunswick announced it has essentially brought the disposition of the key BNT business units to a close with the sale of the BNT fleet management business unit to Navman Wireless Holdings L.P.  Previously, Brunswick had sold the marine electronics portion of BNT to Navico International Ltd., while the personal navigation device business was purchased by MiTAC International Corporation.

Boat Segment
The Brunswick Boat Group comprises the Boat segment and produces fiberglass and aluminum boats and marine parts and accessories, as well as offers dealer management systems.  The Boat segment reported net sales for the second quarter of 2007 of $732.8 million, down 5 percent from $769.7 million in the second quarter of 2006.  Operating earnings decreased to $19.3 million from $53.1 million reported in the second quarter of 2006, and operating margins were 2.6 percent, down from 6.9 percent.
“Our boat parts and accessories business and boat sales outside the United States were bright spots, each posting double-digit increases in the quarter.  This was more than offset by the decline in boat sales in the U.S., where we continue to contend with a number of factors that have contributed to a challenging marine market.  Higher interest rates, weak housing markets and higher prices for fuel, food and other essentials have continued to erode consumers’ disposable income.  Further, the depressed housing situation is most pronounced in Florida and California, which are two of the nation’s largest boating markets,” McCoy said.  “To manage our pipeline inventories, we have reduced shipments to our dealers; however, fixed-cost absorption on lower production and higher promotional spending to spur demand have had an adverse effect on operating earnings.”

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $669.6 million in the second quarter of 2007, slightly higher than the $668.5 million in the year-ago quarter.  Operating earnings in the second quarter decreased to $83.3 million versus $94.7 million, and operating margins declined to 12.4 percent from 14.2 percent for the same quarter in 2006.
“Higher segment sales of products outside of the United States, where we reported double-digit sales increases in all regions, helped to offset lower domestic outboard and sterndrive sales,” McCoy said.  “The adverse effect on operating earnings of fixed-cost absorption on lower production was somewhat offset by improved operating efficiencies resulting from restructuring and cost-reduction efforts.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment.  Fitness segment sales increased 11 percent in the quarter to $144.0 million, up from $129.7 million in the year-ago quarter.  Operating earnings for the quarter totaled $7.4 million, flat from the second quarter of 2006, and operating margins decreased 60 basis points to 5.1 percent from 5.7 percent a year ago.
“Sales of commercial equipment were up double digits in both the United States and in non-U.S. markets,” McCoy explained.  “Operating earnings were affected by higher research, development and marketing spending to support a completely new line of cardiovascular products being launched in the second half of the year.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.  Segment sales in the second quarter of 2007 totaled $103.2 million, down 6 percent compared with $110.1 million in the year-ago quarter.  For the second quarter, the segment reported an operating loss of $2.7 million versus operating earnings of $0.6 million in the year-ago period.
 “We continue to see higher sales from our bowling retail centers, especially at our new, larger Brunswick Zone XLs,” McCoy explained. “Difficult market conditions for bowling products contributed to the quarterly loss for this segment.  Further, slower-than-anticipated ramp up of production at our bowling ball manufacturing plant in Mexico is also affecting the segment’s results.”

Six-Month Results
For the six months ended June 30, 2007, the company had net sales of $2,909.0 million, down 2 percent from $2,956.4 million for the first half of 2006.  Operating earnings totaled $142.3 million for the first half of 2007, down from $236.4 million for the corresponding period in 2006, and operating margins declined to 4.9 percent versus 8.0 percent a year ago.  Net earnings from continuing operations for the first six months of 2007 were $93.2 million, or $1.02 per diluted share, down from $168.6 million, or $1.76 per diluted share, for the same period in 2006.  Results include $0.02 per diluted share and $0.19 per diluted share of tax-related benefits in the first six months of 2007 and 2006, respectively.

Discontinued Operations
For the first half of 2007, the company reported net earnings from discontinued operations of $0.13 per diluted share, compared with a net loss of $0.19 per diluted share for the same period in 2006.  The improved performance in 2007 was largely attributable to gains on the sale of BNT business units in the first half of the year.

Looking Ahead
“As we look at the second half of 2007, we continue to focus on managing our marine pipeline inventories,” McCoy said.  “At the end of the 2007 model year on June 30, we had 26 weeks of supply of boats, flat from a year ago, and 26 weeks of supply of engines, up 5 weeks from a year ago, in the pipeline.  We did not have sufficient sell through at retail to bring pipelines down to acceptable levels for this time of the selling season, despite reducing production and wholesale shipments in the quarter.  Therefore, we will be further reducing production through the 2008 model year.  As a result, we estimate that for 2007, we will report net earnings per diluted share from continuing operations in the range of $1.20 to $1.35, as we announced last week.”

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the success of marketing and cost management programs; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the effect of weather conditions on demand for marine products and retail bowling center revenues; and the ability to successfully integrate acquisitions.  Additional factors are included in the company’s Annual Report on Form 10-K for 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30,	July 1,
	2007	2006	% Change

Net sales	$1,522.9	$1,543.1	-1%
Cost of sales	1,190.6	1,188.3	0%
Selling, general and administrative expense	207.3	182.6	14%
Research and development expense	35.7	34.0	5%
Operating earnings	89.3	138.2	-35%
Equity earnings	7.1	6.6	8%
Other income (expense), net	0.2	(2.6)	NM
Earnings before interest and income taxes	96.6	142.2	-32%
Interest expense	(13.3)	(14.2)	-6%
Interest income	1.9	2.5	-24%
Earnings before income taxes	85.2	130.5	-35%
Income tax provision	26.3	36.0
Net earnings from continuing operations	58.9	94.5	-38%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	0.6	(11.3)	NM
Gain (loss) on disposal of discontinued operations, net of tax	(0.2)	-
Net earnings (loss) from discontinued operations	0.4	(11.3)	NM

Net earnings	$59.3	$83.2	-29%

Earnings per common share:
Basic
Net earnings from continuing operations	$0.65	$1.00	-35%
Earnings (loss) from discontinued operations, net of tax	-	(0.12)	NM
Gain (loss) on disposal of discontinued operations, net of tax	-	-

Net earnings	$0.65	$0.88	-26%

Diluted
Net earnings from continuing operations	$0.65	$0.99	-34%
Earnings (loss) from discontinued operations, net of tax	-	(0.12)	NM
Gain (loss) on disposal of discontinued operations, net of tax	-	-

Net earnings	$0.65	$0.87	-25%

Weighted average number of shares used for computation of:
Basic earnings per share	90.5	94.7	-4%
Diluted earnings per share	91.0	95.5	-5%

Effective tax rate (1)	30.9%	27.6%

Supplemental earnings per common share information
Diluted net earnings from continuing operations	$0.65	$0.99	-34%
Non-recurring tax benefits (1)	-	(0.06)	NM

Diluted net earnings from continuing operations, as adjusted	$0.65	$0.93	-30%

(1)	The increase in the effective tax rate for the second quarter of 2007 was primarily due to lower non-recurring tax benefits compared with the second quarter of 2006.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Six Months Ended
	June 30,	July 1,
	2007	2006	% Change

Net sales	$2,909.0	$2,956.4	-2%
Cost of sales	2,280.3	2,288.2	0%
Selling, general and administrative expense	417.2	367.3	14%
Research and development expense	69.2	64.5	7%
Operating earnings	142.3	236.4	-40%
Equity earnings	13.4	11.8	14%
Other expense, net	(0.2)	(2.7)	93%
Earnings before interest and income taxes	155.5	245.5	-37%
Interest expense	(26.9)	(27.8)	-3%
Interest income	3.7	5.4	-31%
Earnings before income taxes	132.3	223.1	-41%
Income tax provision	39.1	54.5
Net earnings from continuing operations	93.2	168.6	-45%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	4.0	(18.0)	NM
Gain (loss) on disposal of discontinued operations, net of tax	7.7	-
Net earnings (loss) from discontinued operations	11.7	(18.0)	NM

Net earnings	$104.9	$150.6	-30%

Earnings per common share:
Basic
Net earnings from continuing operations	$1.02	$1.77	-42%
Earnings (loss) from discontinued operations, net of tax	0.04	(0.19)	NM
Gain (loss) on disposal of discontinued operations, net of tax	0.09	-

Net earnings	$1.15	$1.58	-27%

Diluted
Net earnings from continuing operations	$1.02	$1.76	-42%
Earnings (loss) from discontinued operations, net of tax	0.04	(0.19)	NM
Gain (loss) on disposal of discontinued operations, net of tax	0.09	-

Net earnings	$1.15	$1.57	-27%

Weighted average number of shares used for computation of:
Basic earnings per share	91.0	95.2	-4%
Diluted earnings per share	91.5	96.1	-5%

Effective tax rate (1)	29.6%	24.4%

Supplemental earnings per common share information
Diluted net earnings from continuing operations	$1.02	$1.76	-42%
Non-recurring tax benefits (1)	(0.02)	(0.19)	NM

Diluted net earnings from continuing operations, as adjusted	$1.00	$1.57	-36%

(1)	The increase in the effective tax rate for the first half of 2007 was primarily due to lower non-recurring tax benefits compared with the first half of 2006.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
	Net Sales			Operating Earnings			Operating Margin
	June 30,	July 1,	%	June 30,	July 1,	%	June 30,	July 1,
	2007	2006	Change	2007	2006	Change	2007	2006

Boat	$732.8	$769.7	-5%	$19.3	$53.1	-64%	2.6%	6.9%
Marine Engine	669.6	668.5	0%	83.3	94.7	-12%	12.4%	14.2%
Marine eliminations	(126.7)	(134.9)		-	-
Total Marine	1,275.7	1,303.3	-2%	102.6	147.8	-31%	8.0%	11.3%

Fitness	144.0	129.7	11%	7.4	7.4	0%	5.1%	5.7%
Bowling & Billiards	103.2	110.1	-6%	(2.7)	0.6	NM	-2.6%	0.5%
Eliminations	-	-		-	-
Corp/Other	-	-		(18.0)	(17.6)	-2%

Total	$1,522.9	$1,543.1	-1%	$89.3	$138.2	-35%	5.9%	9.0%

	Six Months Ended
	Net Sales			Operating Earnings			Operating Margin
	June 30,	July 1,	%	June 30,	July 1,	%	June 30,	July 1,
	2007	2006	Change	2007	2006	Change	2007	2006

Boat	$1,431.8	$1,520.7	-6%	$38.8	$101.5	-62%	2.7%	6.7%
Marine Engine	1,242.2	1,223.5	2%	118.0	139.6	-15%	9.5%	11.4%
Marine eliminations	(262.9)	(276.2)		-	-
Total Marine	2,411.1	2,468.0	-2%	156.8	241.1	-35%	6.5%	9.8%

Fitness	289.0	263.7	10%	15.5	16.3	-5%	5.4%	6.2%
Bowling & Billiards	209.0	224.8	-7%	5.6	13.4	-58%	2.7%	6.0%
Eliminations	(0.1)	(0.1)		-	-
Corp/Other	-	-		(35.6)	(34.4)	-3%

Total	$2,909.0	$2,956.4	-2%	$142.3	$236.4	-40%	4.9%	8.0%

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	June 30,	December 31,	July 1,
	2007	2006	2006
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$278.8	$283.4	$310.6
Accounts and notes receivables, net	575.4	492.3	542.5
Inventories
Finished goods	462.2	410.4	393.4
Work-in-process	328.9	308.4	338.6
Raw materials	141.5	143.1	141.9
Net inventories	932.6	861.9	873.9
Deferred income taxes	240.7	249.9	266.4
Prepaid expenses and other	62.6	85.4	64.4
Current assets held for sale	27.4	105.5	113.5
Current assets	2,117.5	2,078.4	2,171.3

Net property	1,020.9	1,014.9	989.0

Other assets
Goodwill and other intangibles	988.8	986.2	995.3
Investments and other long-term assets	331.3	338.0	385.5
Long-term assets held for sale	24.6	32.8	92.3
Other assets	1,344.7	1,357.0	1,473.1

Total assets	$4,483.1	$4,450.3	$4,633.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.4	$0.7	$1.0
Accounts payable	414.6	448.6	406.5
Accrued expenses	847.1	748.9	786.7
Current liabilities held for sale	19.4	95.0	64.9
Current liabilities	1,281.5	1,293.2	1,259.1

Long-term debt	724.8	725.7	722.6
Other long-term liabilities	544.1	550.9	601.4
Long-term liabilities held for sale	10.7	8.7	6.8
Common shareholders' equity	1,922.0	1,871.8	2,043.5

Total liabilities and shareholders' equity	$4,483.1	$4,450.3	$4,633.4

Supplemental information
Debt-to-capitalization rate	27.4%	28.0%	26.2%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,	July 1,
	2007	2006
Cash flows from operating activities
Net earnings from continuing operations	$93.2	$168.6
Depreciation and amortization	84.8	81.7
Changes in noncash current assets and current liabilities	(100.3)	(150.9)
Income taxes and other, net	56.8	27.0
Net cash provided by operating activities of continuing operations	134.5	126.4
Net cash used for operating activities of discontinued operations	(26.8)	(32.7)
Net cash provided by operating activities	107.7	93.7

Cash flows from investing activities
Capital expenditures	(82.5)	(97.3)
Acquisitions of businesses, net of cash acquired	(1.6)	(74.0)
Investments	4.5	2.7
Proceeds from the sale of property, plant and equipment	1.6	5.4
Other, net	12.4	-
Net cash used for investing activities of continuing operations	(65.6)	(163.2)
Net cash provided by (used for) investing activities of discontinued operations	30.2	(3.5)
Net cash used for investing activities	(35.4)	(166.7)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and other short-term debt	-	0.4
Payments of long-term debt including current maturities	(0.5)	(0.6)
Stock repurchases	(87.2)	(117.3)
Stock options exercised	10.8	13.4
Net cash used for financing activities of continuing operations	(76.9)	(104.1)
Net cash used for financing activities of discontinued operations	-	-
Net cash used for financing activities	(76.9)	(104.1)

Net decrease in cash and cash equivalents	(4.6)	(177.1)
Cash and cash equivalents at beginning of period	283.4	487.7

Cash and cash equivalents at end of period	$278.8	$310.6

Free cash flow from continuing operations
Net cash provided by operating activities of continuing operations	$134.5	$126.4

Net cash provided by (used for):
Capital expenditures	(82.5)	(97.3)
Proceeds from the sale of property, plant and equipment	1.6	5.4
Other, net	12.4	-

Free cash flow from continuing operations	$66.0	$34.5